UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2012 (April 5, 2012)

CLARCOR INC.
(Exact name of registrant as specified in its charter)

Delaware	1-11024	36-0922490
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

840 Crescent Centre Drive, Suite 600, Franklin, TN 37067
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code     615-771-3100

________________________________________________________________________________________________
(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On April 5, 2012, CLARCOR Inc. (the “Company”) refinanced its existing $250.0 million revolving credit facility by entering into a Credit Agreement by and among the Company, the lenders party thereto and Bank of America, N. A., as administrative agent, as swing line lender and as a letter of credit issuer.

The new credit facility consists of a five-year multi-currency revolving credit facility in a dollar amount of up to $150.0 million, which includes a sublimit of $50.0 million for letters of credit and a $10.0 million swing line facility (collectively, the “Credit Facility”). The Credit Facility also includes an accordion feature that will allow the Company to increase the Credit Facility by a total of up to $100.0 million, subject to securing additional commitments from existing lenders or new lending institutions.

The Company will use the net proceeds of borrowings under the Credit Facility to repay amounts outstanding under the Company's previously existing revolving credit facility and for working capital and other general corporate purposes.

At the Company's election, loans made under the Credit Facility bear interest at either (1) a rate per annum equal to the highest of the Administrative Agent's prime rate or 0.5% in excess of the Federal Funds Effective Rate or 1.0% in excess of one-month LIBOR (the “Base Rate”), or (2) the one-, two-, three-, or six-month (or, with the consent of all the lenders, any other period less than twelve months) per annum LIBOR for deposits in the applicable currency (the “Eurocurrency Rate”), as selected by the Company, plus an applicable margin. The applicable margin for Eurocurrency Rate loans depends on the Company's leverage ratio and varies from 0.55% to 1.10%. Swing line loans bear interest at the Base Rate plus the applicable margin for Eurocurrency Rate loans.

Commitment fees on the average daily unused portion of the Credit Facility (swing line loans do not count as usage) are payable at rates per annum ranging from 0.12% to 0.23%, depending on the Company's leverage ratio. Letter of credit fees are payable in respect of outstanding letters of credit at a rate per annum equal to the applicable margin for Eurocurrency Rate loans.

Interest on Base Rate loans is payable at the end of each calendar quarter. Interest on Eurocurrency Rate loans is payable at the end of each interest rate period and at the end of each three-month interval within an interest rate period if the interest period is longer than three months. Principal is payable in full at maturity on April 5, 2017.

Borrowings under the credit facility are unsecured, but are guaranteed by substantially all of the Company's material domestic subsidiaries.

The Credit Facility contains certain affirmative and negative covenants including negative covenants that limit or restrict, among other things, dividends, secured indebtedness, mergers and fundamental changes, asset sales, investments and acquisitions, liens and encumbrances, transactions with affiliates, burdensome agreements, changes in fiscal year and other matters customarily restricted in such agreements. The material financial covenants, ratios or tests contained in the Credit Facility are as follows:

•	The Company must maintain a ratio of consolidated funded indebtedness to consolidated EBITDA of not more than 3.00 to 1.00.

•	The Company must maintain a ratio of consolidated EBIT to consolidated net interest expense of not less than 3.00 to 1.00.

If an event of default shall occur and be continuing under the Credit Facility, the commitments under the Credit Facility may be terminated and the principal amount outstanding under the Credit Facility, together with all accrued unpaid interest and other amounts owing in respect thereof, may be declared immediately due and payable.

Certain of the lenders under the Credit Facility or their affiliates have provided, and may in the future provide, certain commercial banking, financial advisory, and investment banking services in the ordinary course of business for the Company, its subsidiaries and certain of its affiliates, for which they receive customary fees and commissions.

The foregoing description of the Credit Facility does not purport to be complete and is qualified in its entirety by reference to the credit agreement evidencing the Credit Facility, which is attached hereto as Exhibit 10.1.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information under Item 1.01 above is incorporated by reference hereunder.

Item 9.01.    Financial Statements and Exhibits.

(d)    Exhibits.

10.1
Credit Agreement, dated as of April 5, 2012, by and among the Company, the lenders party thereto and Bank of America, N. A., as administrative agent, as swing line lender and as a letter of credit issuer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLARCOR INC.

By: _/s/ Richard M. Wolfson_______
Richard M. Wolfson
    Vice President, General Counsel and Secretary

Date: April 6, 2012

EXHIBIT INDEX

No.            Exhibit

10.1
Credit Agreement, dated as of April 5, 2012, by and among the Company, the lenders party thereto and Bank of America, N. A., as administrative agent, as swing line lender and as a letter of credit issuer.